FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 16, 2009

CLARCOR REPORTS THIRD QUARTER 2009 RESULTS

Unaudited Fiscal Third Quarter and Nine Months 2009 Highlights
(Amounts in thousands, except per share data and percentages)
	Quarter Ended 8/29/09 8/30/08		% Change	Nine Months Ended 8/29/09 8/30/08		% Change
Net Sales	$230,271	$276,300	(16.7)	$673,356	$793,618	(15.2)
Operating Profit	$32,080	$40,820	(21.4)	$70,997	$106,017	(33.0)
Net Earnings	$21,282	$25,811	(17.5)	$46,865	$66,594	(29.6)
Diluted Earnings Per Share	$0.42	$0.50	(16.0)	$0.92	$1.30	(29.2)

Third Quarter and Nine Months 2009 Operating Review
     FRANKLIN, TN, September 16, 2009 -- CLARCOR Inc. (NYSE: CLC) reported today that third quarter 2009 net sales decreased by 17% and operating profit decreased by 21% compared to the same quarter in 2008. Net earnings decreased by 18% and diluted earnings per share declined by 16% compared to the third quarter of 2008. Foreign currency fluctuations decreased sales and operating profit by approximately $7 million and $1 million, respectively, for the quarter just ended.

Both operating profit and net earnings in the third quarter in 2009 increased by 27% compared to the second quarter of 2009, and by 134% and 142%, respectively, over first quarter 2009 results. Operating margins improved to 13.9% for the 2009 third quarter compared to 11.0% in the 2009 second quarter and 6.4% in the first quarter of 2009.

Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “In large measure, the third quarter this year continued the trends we saw during the first and second quarters. Demand in most markets was still lower than in early 2008, and certainly 2007. The good news, however, is that, for the most part, the markets we sell to are not getting worse, though it would be premature to say that they are improving. We have been able to improve profits in each quarter this year compared to the preceding quarter primarily due to cost reduction efforts by our operating companies, new product introductions and new customer relationships. We expect this trend to continue for the fourth quarter this year, though operating profit will still be lower than in the fourth quarter of 2008.

“As has been true throughout 2009, the aftermarket for replacement filter products has proven much more resilient during this economic recession than sales to the new equipment and OEM markets. We are fortunate that over 80% of our filter sales are to the aftermarket. Indeed, for sales in our Engine/Market Filtration segment the aftermarket percentage is over 90%.

“Overall, sales demand within the U.S. was roughly the same as sales outside the U.S., though demand differed significantly by market and geography. Heavy-duty engine filter sales were stronger in the U.S. and Asia than in Europe. The decline in natural gas systems and filter sales were approximately the same within and outside the U.S.  Aviation fuel filter sales were clearly stronger outside the U.S. than in the U.S.  Dust collector systems and cartridge sales declined more in Europe and Asia than they did in the U.S.

“Engine/Mobile Filtration segment sales decreased 18%, and operating profit declined by 24% in this year’s third quarter compared to last year’s third quarter. Over-the-road truck utilization and mileage continued to be at lower levels in the U.S. compared to early 2008. Similarly, the utilization of off-road equipment in agriculture, construction and mining markets remained depressed with no signs of an upturn during the third quarter. Internationally, heavy-duty engine filter sales were down approximately 20%. Sales of railroad filtration products were down about 10% in the third quarter of 2009 compared to the third quarter of 2008. We expect the commercial rail industry to remain soft for the rest of this year and into 2010 as economic pressures continue in three sectors important to the railroad industry: housing, coal and automotive. Engine/Mobile’s operating margin was 22.7% for the third quarter of 2009. We are very pleased at being able to maintain operating margins in the 22% to 23% range despite the 18% drop in sales for the quarter.

“Sales in our Industrial/Environmental Filtration segment decreased by 17%, overall, in the third quarter of 2009 compared to the same period in 2008. As usual, sales demand varied widely depending on the market. Aviation fuel filter sales increased during the third quarter compared to last year due to new and expanded fuel filtration systems at airports throughout the world. Filter sales in most other markets declined, including oil drilling, plastics and resins, natural gas, HVAC and aerospace. Overall, operating margins declined from 7.5% to 6.9% for the third quarter. Even though lower than in 2008, the operating margin in our Industrial/Environmental Filtration segment in this year’s third quarter is still higher, despite the drop in sales, than the 5.8% operating margin recorded in the third quarter of 2007 as we continue to make progress towards our goal of at least a 10% operating margin for the segment.

“Our CLC Air business is now profitable, and we expect its operating profit to continue to improve in future quarters towards our target of an 8% operating margin in 2010. CLC Air’s pilot program to sell its high-end Purolator® brand HVAC residential filters to a large retail store chain continues, and we believe very successfully. On an annual basis, sales of our filters into the one pilot region are approximately $4 to $5 million. We expect to learn during the fourth quarter if we will be awarded additional regions.

“Over ten years ago, we began manufacturing, on a private label basis, high-end HVAC filters for 3M. Over the last several years, sales to 3M have steadily declined as it moved products we were manufacturing for them into their manufacturing facilities in Mexico. This drove our decision to enter the high-end retail HVAC filter market with our own Purolator® brand. The filter brand we replaced at the large retail store chain was the brand sold by 3M, and we were recently informed that 3M would no longer buy environmental air filters from us. Sales to 3M in the third quarter of 2009 dropped by 44% from the same quarter in 2008. Annual sales to 3M amounted to $15 to $18 million or less than 2% of our annual consolidated sales.

“Our Packaging segment sales declined slightly in the third quarter, but operating profit rose by more than 25%. Operating margins improved to 11.6% this quarter from 8.8% in the same quarter last year. We expect a stronger 2009 fourth quarter than in 2008, and also a better quarter than the third quarter this year.

“Other expense for the third quarter of 2009 included $0.3 million of interest expense. Interest income, also included in other expense, was not material for the quarter. Also included in other expense was a $0.3 million currency gain for the quarter. Our effective tax rate was 33.3% for the quarter, and we expect the rate to be approximately 32% to 33% for the fourth quarter.

“We continue to invest at higher levels than in prior years, even during an economic recession, for the development of new products and new filtration media and for expansion of our technical and research facilities, particularly in Asia. Capital expenditures were $15 million for the nine-month period just ended compared to $25 million in the nine-month period of 2008. We expect capital spending will be approximately $11 to $13 million for the fourth quarter of 2009.

“CLARCOR’s financial position is solid, and our cash flow continues to be strong. Cash flow from operations, excluding changes in our short-term investments, increased to $93 million in the 2009 nine-month period from $78 million last year. We repurchased 688,200 shares of our stock during the third quarter at an average purchase price of $28.72. Approximately $167 million remains outstanding under our current share repurchase authorization. We expect free cash flow to remain strong for the remainder of 2009 and into 2010.

“We are not expecting any significant improvement in the U.S. or world economies for the rest of this year. Our Asian business is stronger than our U.S. or European businesses, and we expect this difference to continue for the fourth quarter and into 2010. We are looking at several sales opportunities in South Asia and South America, but these will not have a material impact in the fourth quarter or in the first half of 2010. We expect the aftermarket to remain stronger than the OEM market for the rest of 2009 and throughout 2010. We also expect to report higher sales and operating profit in our fourth quarter this year than in any of the previous three quarters. Nevertheless, given the current U.S. and world economies, we have revised our previous earnings per share forecast and now expect diluted earnings per share for 2009 to be $1.30 to $1.40. As usual, we will provide guidance for 2010 when we issue our fourth quarter results in January 2010.”

CLARCOR will be holding a conference call to discuss its third quarter and nine-month results at 10:00 a.m. CDT on September 17, 2009. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 using access code 4853161. The replay will be available through September 24, 2009 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, as well as management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company's business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company's past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the "Risk Factors'' section of the Company’s 2008 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including projected sales and profit levels for any business segment in any given quarter, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

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CLARCOR 2009 UNAUDITED THIRD QUARTER RESULTS cont'd.

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Third Quarter		Nine Months
For periods ended August 29, 2009 and August 30, 2008	2009	2008	2009	2008

Net sales	$230,271	$276,300	$673,356	$793,618
Cost of sales	156,328	188,152	468,832	543,304
Gross profit	73,943	88,148	204,524	250,314
Selling and administrative expenses	41,863	47,328	133,527	144,297
Operating profit	32,080	40,820	70,997	106,017
Other expense	87	1,349	944	4,675
Earnings before income taxes and minority interests	31,993	39,471	70,053	101,342
Income taxes	10,669	13,578	22,886	34,422
Earnings before minority interests	21,324	25,893	47,167	66,920
Minority interests in earnings of subsidiaries	(42)	(82)	(302)	(326)
Net earnings	$21,282	$25,811	$46,865	$66,594

Net earnings per common share:
Basic	$0.42	$0.51	$0.92	$1.31
Diluted	$0.42	$0.50	$0.92	$1.30

Average shares outstanding:
Basic	50,659,679	50,885,417	50,868,774	50,745,240
Diluted	50,942,825	51,455,710	51,132,860	51,252,593

CONSOLIDATED BALANCE SHEETS	SUMMARY CASH FLOWS
(Dollars in thousands)	(Dollars in thousands)
	August 29,	November 29,		Nine Months
	2009	2008		2009	2008
Assets			From Operating Activities
Current assets:			Net earnings	$46,865	$66,594
Cash and cash equivalents	$56,854	$40,715	Depreciation	20,434	19,130
Short-term investments	24,103	7,269	Amortization	3,662	3,975
Accounts receivable, net	174,307	194,864	Stock compensation expense	3,664	4,162
Inventories	167,714	158,201	Excess tax benefits from stock compensation	(1,513)	(2,396)
Other	30,621	31,522	Changes in short-term investments	(16,834)	(2,547)
Total current assets	453,599	432,571	Changes in assets and liabilities, excluding
Plant assets, net	187,943	192,599	short-term investments	19,806	(14,100)
Acquired intangibles, net	324,954	319,053	Other, net	266	396
Other assets	12,109	13,659	Total provided by operating activities	76,350	75,214
	$978,605	$957,882	From Investing Activities
			Plant asset additions	(15,019)	(24,851)
Liabilities			Business acquisitions	(11,777)	(75,329)
Current liabilities:			Investment in affiliate	(1,794)	(2,000)
Current portion of long-term debt	$108	$128	Other, net	462	139
Accounts payable and accrued			Total used in investing activities	(28,128)	(102,041)
liabilities	131,155	138,292	From Financing Activities
Income taxes	10,639	5,083	Net (payments)/proceeds under revolving
Total current liabilities	141,902	143,503	credit agreement	(15,000)	80,000
Long-term debt	77,084	83,822	Borrowings under long-term debt	8,410	-
Long-term pension liabilities	29,989	27,307	Payments on long-term debt	(809)	(7,366)
Other liabilities	45,910	51,491	Cash dividends paid	(13,754)	(12,259)
	294,885	306,123	Excess tax benefits from stock compensation	1,513	2,396
Shareholders' Equity	683,720	651,759	Purchase of treasury stock	(19,767)	(37,260)
	$978,605	$957,882	Other, net	2,944	8,467
			Total provided by (used in) financing
			Activities	(36,463)	33,978
			Effect of exchange rate changes on cash	4,380	1,358
			Change in Cash and Cash Equivalents	$16,139	$8,509

CLARCOR 2009 UNAUDITED THIRD QUARTER RESULTS cont'd.

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2009
	Quarter Ended February 28	Quarter Ended May 30	Six Months	Quarter Ended August 29	Nine Months
Net sales by segment:
Engine/Mobile Filtration	$85,380	$92,277	$177,657	$96,445	$274,102
Industrial/Environmental Filtration	113,458	119,889	233,347	114,630	347,977
Packaging	14,852	17,229	32,081	19,196	51,277
	$213,690	$229,395	$443,085	$230,271	$673,356

Operating profit by segment:
Engine/Mobile Filtration	$13,301	$18,457	$31,758	$21,904	$53,662
Industrial/Environmental Filtration	663	5,864	6,527	7,944	14,471
Packaging	(277)	909	632	2,232	2,864
	$13,687	$25,230	$38,917	$32,080	$70,997

Operating margin by segment:	15.6%	20.0%	17.9%	22.7%	19.6%
Engine/Mobile Filtration	0.6%	4.9%	2.8%	6.9%	4.2%
Industrial/Environmental Filtration	-1.9%	5.3%	2.0%	11.6%	5.6%
Packaging	6.4%	11.0%	8.8%	13.9%	10.5%

	2008
	Quarter Ended March 1	Quarter Ended May 31	Six Months	Quarter Ended August 30	Nine Months
Net sales by segment:
Engine/Mobile Filtration	$105,109	$108,658	$213,767	$117,753	$331,520
Industrial/Environmental Filtration	126,422	139,326	265,748	138,708	404,456
Packaging	18,650	19,153	37,803	19,839	57,642
	$250,181	$267,137	$517,318	$276,300	$793,618

Operating profit by segment:
Engine/Mobile Filtration	$22,342	$24,450	$46,792	$28,669	$75,461
Industrial/Environmental Filtration	4,285	11,444	15,729	10,404	26,133
Packaging	1,112	1,564	2,676	1,747	4,423
	$27,739	$37,458	$65,197	$40,820	$106,017

Operating margin by segment:	21.3%	22.5%	21.9%	24.3%	22.8%
Engine/Mobile Filtration	3.4%	8.2%	5.9%	7.5%	6.5%
Industrial/Environmental Filtration	6.0%	8.2%	7.1%	8.8%	7.7%
Packaging	11.1%	14.0%	12.6%	14.8%	13.4%